EXHIBIT 99.1

Contact:	Investor Relations Contact:
Thomas Stites Mindspeed Technologies, Inc. (949) 579-3650	Timea Parris Mindspeed Technologies, Inc. (949) 579-6283

MINDSPEED LOWERS REVENUE OUTLOOK FOR FISCAL 2004 FOURTH QUARTER

Company Now Expects Revenue of Approximately $26 - $27 Million

NEWPORT BEACH, Calif., September 28, 2004 - Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that it expects lower-than-anticipated revenues for the fourth quarter of fiscal 2004. The company now anticipates fourth-quarter revenues of approximately $26 to $27 million, down 25 percent from fiscal third-quarter revenue of $35.4 million, compared to its revenue expectations in July of flat-to-up 10 percent sequential growth in the fourth quarter.

     Mindspeed expects fiscal fourth quarter gross margin to be approximately 65 percent and pro forma operating expenses of approximately $31.2 million. As a result, the company anticipates a fourth quarter pro forma operating loss of approximately $14 million, compared to its July expectation of an approximately 10 percent sequential improvement over the $6 million pro forma operating loss reported in the third fiscal quarter. The pro forma results, which are a supplement to financial results based on generally accepted accounting principles (GAAP), exclude largely non-cash items such as amortization of intangible assets and special items.

     “We believe that roughly two-thirds of the sequential revenue decline in our fourth fiscal quarter is directly attributable to a drop in demand among our customers in China. As a result of our market share and strong customer relationships in China, our revenues were disproportionately affected this quarter,” said Raouf Halim, Mindspeed’s chief executive officer. “The other roughly one-third of the sequential revenue decline this quarter is the result of a broad-based, worldwide inventory build-up of our products at key customers,” Halim added.

     “Despite disappointing results this quarter, we are encouraged by the strength of our September bookings which are greater than the aggregate bookings for July and August, and significantly better than September bookings a year ago. We also expect that excess inventories will burn off worldwide in the next one-to-two-quarters and that demand for our products will normalize to higher end-consumption levels,” said Halim.

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Mindspeed Lowers Fiscal 2004 Fourth Quarter Revenue Outlook	2

     Mindspeed will report its fiscal 2004 fourth-quarter results on October 25, 2004.

Fourth Quarter Fiscal 2004 Outlook Conference Call

     Mindspeed will conduct a conference call to discuss its revised fourth quarter fiscal 2004 expectations this afternoon, Tuesday, September 28, at 2:00 p.m. PDT/5:00 p.m. EDT. To listen to the conference call via telephone, call 1-877-804-1919 (domestic) or 1-334-323-7224 (international); security code: Mindspeed. To listen via the Internet, please visit the investor relations section of Mindspeed’s web site at www.mindspeed.com under About Us/Investors. Replay of the conference will be available immediately after the conclusion of the call. The replay will be available on Mindspeed’s web site at www.mindspeed.com or by calling 1-877-919-4059 (domestic) or 1-334-323-7226 (international); pass code: 35592251.

About Mindspeed Technologies®

     Headquartered in Newport Beach, Calif., Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

     The company’s four key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, T/E carrier physical-layer and link-layer devices, and ATM/MPLS network processors.

     Mindspeed’s products are used in a wide variety of network infrastructure equipment including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

     To learn more, visit us at www.mindspeed.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: market demand for the company’s new and existing products; availability of capital needed for the company’s business; the company’s ability to reduce its cash consumption; successful development and introduction of new products; obtaining design wins and developing revenues from them; pricing pressures and other competitive factors; order and shipment uncertainty; fluctuations in manufacturing yields; product defects; intellectual property infringement claims by others and the ability to protect the company’s intellectual property; the company’s ability to maintain operating expenses within anticipated levels; and the ability to attract and retain qualified personnel. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Certain Business Risks”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended September 30, 2003, as well as similar disclosures in the company’s subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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